Exhibit 5.1

EXECUTION VERSION

May 29, 2025

Northrop Grumman Corporation

$500,000,000 4.650% Senior Notes due 2030

$500,000,000 5.250 % Senior Notes due 2035

Ladies and Gentlemen:

We have acted as counsel for Northrop Grumman Corporation, a Delaware corporation (the “Company”), in connection with the public offering and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 4.650% Senior Notes due 2030 (the “2030 Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.250% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”) to be issued under the Indenture dated as of November 21, 2001, between the Company and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture dated as of July 30, 2009, the Third Supplemental Indenture dated as of March 30, 2011, the Fourth Supplemental Indenture dated as of March 30, 2011 (the Indenture, as so supplemented, the “Base Indenture”) and the Thirteenth Supplemental Indenture, dated as of May 29, 2025, between the Company and the Trustee (the “Thirteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the Registration Statement on Form S-3 (Registration No. 333-270497) filed with the Securities and Exchange Commission (the “Commission”) on March 13, 2023 (the “Registration Statement”) for registration under the Securities Act of 1933, as amended (the “Securities Act”) of an indeterminate amount of various securities of the Company to be issued from time to time by the Company.

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed (a) with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

NEW YORK Two Manhattan West 375 Ninth Avenue New York, NY 10001 T+1-212-474-1000 F+1-212-474+3700	LONDON 100 Cheapside London, EC2V 6DT T+44-20-7453-1000 F+44-20-7860-1150	WASHINGTON, D.C. 1601 K Street NW Washington, D.C. 20006 T+1-202-869-7700 F+1-202-869-7600	CRAVATH, SWAINE & MOORE LLP

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that, assuming that the Notes to be issued by the Company have been duly authorized and executed by the Company, when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the laws of the State of New York and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the notes” in the prospectus supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Northrop Grumman Corporation

  2980 Fairview Park Drive

   Falls Church, Virginia 22042

O

2